Exhibit 23.1c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Veterans In Packaging, Inc.

We consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”), of our report dated July 23, 2010, relating to the balance sheets of Veterans In Packaging, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

September 30, 2010